EXHIBIT (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Cohen & Steers Real Estate Opportunities and Income Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, $.001 par value	457	(o)	16,200,000	(2)	$20.00		$324,000,000.00	(1)	.0000927	$30,034.80
Fees Previously Paid	Equity	Common Shares, $.001 par value	457	(a)	50,000	(3)	$20.00	(3)	$1,000,000.00		.0001091	$109.10

Carry Forward Securities
Carry Forward Securities	—	—	—		—				—				—	—	—	—
Total Offering Amounts									$325,000,000.00			$30,143.90
Total Fees Previously Paid												$109.10
Total Fee Offsets												—
Net Fee Due												$30,034.80

(1)	Estimated solely for the purpose of determining the registration fee.
(2)	This number includes all shares that may be issued pursuant to the Underwriters’ over-allotment option.
(3)	Restated to reflect proposed maximum offering price per unit as of February 22, 2022.